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                                                                    Exhibit 4.1



                           CERTIFICATE OF DESIGNATIONS
                                       of
                    6% CONVERTIBLE PREFERRED STOCK, SERIES B
                                       of
                            CITYSCAPE FINANCIAL CORP.

         Cityscape Financial Corp., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof;

         RESOLVED, that, pursuant to authority granted to and vested in the Board of Directors in accordance with the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of the Corporation's previously authorized Preferred Stock consisting of 5,000 shares, par value $0.01, to be designated "6% Convertible Preferred Stock, Series B" (the "Series B Preferred Stock").

         RESOLVED, that each of the shares of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

         1.       Dividends.

                  (a) Cumulative. Subject to the preferential dividend rights of holders of the Corporation's 6% Convertible Preferred Stock, Series A (the "Series A Preferred Stock), the holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of six percent (6%) of the Liquidation Preference of each share of Series B Preferred Stock, per annum payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1997 (each a "Dividend Payment Date"), in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of Junior Stock (as defined below) of the Corporation. Such dividends shall accrue on each share of Series B Preferred Stock from the most recent date on which a dividend has been paid with respect to such Series B Preferred Stock, or if no dividends have been paid, from the date of the original issuance of such Series B Preferred Stock, and such dividends shall accrue on a daily basis, determined based on the actual number of days and months elapsed and computed on a 360-day year consisting of twelve 30-day months. If a holder of Series B Preferred Stock elects to convert all or a portion of its Series B Preferred Stock at any time prior to a Dividend Payment Date, dividends shall accrue with respect to such holder's Series B Preferred Stock up to and
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including the day of conversion and in lieu of payment of such dividend an amount equal to such dividend shall be added to the Liquidation Preference (as defined below) of such shares of Series B Preferred Stock to be converted. If at any time dividends on the outstanding Series B Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any class or series of Junior Stock of the Corporation.

                  (b) Cash, Common Stock or Liquidation Preference Adjustment. Dividends on the outstanding Series B Preferred Stock are payable to each holder of Series B Preferred Stock registered on the books of the Corporation, at the option of the Corporation, either (i) in cash, provided the Corporation has assets legally available therefor, (ii) in shares of Common Stock, as determined based upon the closing price of the Common Stock on the day immediately preceding the Dividend Payment Date with respect to such dividend, provided that the certificates representing such shares of Common Stock do not bear any legends restricting their transfer or there is an "Effective Registration" (as defined in the Securities Purchase Agreement, dated as of September 15, 1997 (the "Securities Purchase Agreement") between the Corporation and the investors named therein) registering the resale by the holders of Series B Preferred Stock of such shares of Common Stock or (iii) in lieu of payment of such dividend, an amount equal to such dividend shall be added to the Liquidation Preference of such Series B Preferred Stock. The Corporation shall notify each holder within five trading days prior to a Dividend Payment Date of the form in which the Corporation elects to pay dividends on the Series B Preferred Stock. If the Corporation fails to provide such notice, payments of dividends shall (if permitted by the preceding sentence) be in the form of shares of Common Stock. If the Corporation (x) fails to provide timely notice of its election of the form in which it intends to pay dividends and fails to timely deliver shares of Common Stock with respect to a Dividend Payment Date as provided in clause (ii) above or (y) provides timely notice of its election to pay dividends either in cash or in shares of Common Stock as provided in clauses (i) or (ii) above, and fails to timely deliver such cash or shares of Common Stock with respect to a Dividend Payment Date as provided in clauses (i) or (ii) above, then in each such case in lieu of payment of such dividend, an amount equal to such dividend shall be added to the Liquidation Preference of such shares of Series B Preferred Stock as provided in clause (iii) as of such Dividend Payment Date.

                  (c) Dividends or Distributions. The Corporation shall not, as long as there is an aggregate amount in excess of 500 shares (as appropriately adjusted for any stock split or reverse stock split of the shares of Series B Preferred Stock) of Series B Preferred Stock outstanding, declare any dividends or distributions (whether in cash or property) on the Common Stock or any other class or series of Junior Stock that, upon payment, would cause the aggregate fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive) of all such dividends and distributions which have been declared or paid on such date and during the 365-day period immediately preceding such date exceed the product of (x) .15 times (y) the closing price of the Common Stock on the record date for such most recent dividend or distribution times (z) the number of shares of Common Stock outstanding on such date; provided, however, that the Corporation shall not declare any dividends or distributions on the Common Stock or any other class or series of Junior Stock if there exists, at the time of such


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declaration, any breach by the Corporation under the Securities Purchase
Agreement or the Registration Rights Agreement, dated as of September 15, 1997 (the "Registration Rights Agreement") between the Corporation and the investors named therein.

         2.       Liquidation Preference; Change of Control Transactions.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of the Series B Preferred Stock then outstanding shall, subject to the preferential rights of holders of the Series A Preferred Stock and any other class of capital stock of the Corporation ranking senior to the Series B Preferred Stock, be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to the Liquidation Preference (as defined below). If upon the occurrence of a Liquidation Event and after distribution among the holders of the Series A Preferred Stock and any other class of capital stock of the Corporation ranking senior to the Series B Preferred Stock, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of securities ranking pari passu with the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the shares ranking pari passu with such Series B Preferred Stock shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                  (b) For purposes hereof (i) the "Liquidation Preference" with respect to each share of Series B Preferred Stock shall mean the amount of $10,000 plus (x) any amounts in lieu of dividends added to the Liquidation Preference in accordance with Section 1(b)(iii) above, (y) default payments added to the Liquidation Preference pursuant to Section 8 hereof and (z) an amount equal to any accrued but unpaid dividends (with dividends deemed accrued on a daily basis through the date of such Liquidation Event, conversion or other event, even if such event or any distribution is not on a Dividend Payment Date) ("Accrued Dividends"); (ii) "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization; and (iii) "Junior Stock" shall mean the Common Stock and all other shares of capital stock of the Corporation that do not rank pari passu with or do not have preference over the Series B Preferred Stock in respect of dividends, redemption or distribution upon liquidation.

                  (c) A "Change of Control Transaction" shall mean, (i) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, (ii) a consolidation or merger of the Corporation with or into any other "Person" (whether or not the Corporation is the surviving Person, but other than a merger or consolidation whereby the stockholders of the Corporation immediately preceding the merger or consolidation continue to own greater than 50% of the voting power of the capital stock of the surviving Person in such merger or consolidation that is normally entitled to vote in the election of directors, managers or trustees, as applicable) or, (iii) any Person or any "group" (as such term is used in Section 13(d) of the


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Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the beneficial owner or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power of the capital stock of the Corporation normally entitled to vote in the election of directors of the Corporation (other than (A) any group that held such voting power as of the date of this Certificate of Designations, or (B) any group that holds such voting power subsequent to the date of this Certificate of Designations, provided that the persons that constitute such group include the majority of the members of, and at least 50% of the voting power held by, a group referenced in clause (A)). The Corporation shall promptly mail written notice of either the occurrence of, or the announcement of the Corporation's intent to engage in, a Change of Control Transaction (with a copy sent by facsimile), but in any event such notice (other than, if inapplicable, in the case of a Change of Control Transaction of the type set forth in clause (iii)) shall not be given less than twenty (20) days prior to the effective date of such Change of Control Transaction to each record holder of Series B Preferred Stock.

                  (d) Upon the notice or occurrence of, or announcement of the Corporation's intent (or a third party's or parties' intent in the case of a Change of Control Transaction of the type set forth in clause (iii) of the definition of a Change of Control Transaction) to engage in, a Change of Control Transaction, then the Series B Preferred Stock shall thereupon be convertible in full, notwithstanding the limitations set forth in Section 3(a) hereof; provided that a holder's ability to convert shares of Series B Preferred Stock shall cease three (3) trading days prior to the consummation of a Change of Control Transaction of the type set forth in clauses (i) and (ii) of the definition thereof. In addition, upon either the notice of, or the announcement of the Corporation's intent to engage in, a Change of Control Transaction (of the type set forth in clauses (i) and (ii) of the definition thereof), the holder of Series B Preferred Stock shall have the right, up to and including the third trading day prior to the date of effectiveness of such Change in Control Transaction, to elect redemption by the Corporation of any or all of the shares of Series B Preferred Stock held by such holder at a redemption price equal to 110% of the Liquidation Preference thereof, which redemption, in the case of such Change of Control Transaction, shall be conditioned upon and shall be effective immediately prior to consummation of such Change of Control Transaction. In connection with a Change of Control Transaction of the type set forth in clause (i) and (ii) of the definition thereof, if (i) the holder does not make a redemption election, (ii) the corporation does not make a redemption election pursuant to Section 3(h)(6) hereof or (iii) the Corporation so elects but fails to pay the redemption price, all shares of Series B Preferred Stock shall be deemed automatically converted into shares of Common Stock immediately prior to the consummation of such Change of Control Transaction, and the holder shall receive the same consideration that a holder of Common Stock is entitled to receive in connection with such Change of Control Transaction.

                  (e) In the event that at the time (the "Section 2(e) Conversion Trigger Time") of the notice or occurrence of, or announcement of the Corporation's intent (or a third party's or parties' intent) to engage in a Change of Control Transaction of the type set forth in clause (iii) of the definition of a Change of Control (a "Clause (iii) Change of Control Transaction") there is not an Effective Registration registering the resale by the holders of the Common Stock issuable upon conversion of the Series B Preferred Stock and such Effective Registration is required for such holders to sell such shares free of the legend requirements set forth in Article V of the Securities


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Purchase Agreement, dated as of September 15, 1997, by and among the Corporation and the Investors named therein, then the Series B Preferred Stock shall thereupon be convertible in full, notwithstanding the limitations set forth in
Section 3(a) hereof, and holders of the Series B Preferred Stock shall have the option to elect to convert their shares of Series B Preferred Stock pursuant to the terms of Section 3 below as modified by this Section 2(e). In the case of a conversion election pursuant to this Section 2(e), the modifications to Section
3 below are as follows: (i) the Valuation Period (as defined in Section 3(c) below) shall commence on the fourth trading day prior to the date of the Section 2(e) Conversion Trigger Time and shall terminate on the earlier of (A) the trading day immediately prior to the date such Clause (iii) Change of Control Transaction is consummated or (B) the trading day on which any offer to purchase made to the stockholders of the Corporation in connection with such Clause (iii) Change of Control Transaction expires including, if the offer is extended or amended, such extension or amendment (the "Section 2(e) Valuation Period"); (ii) the Applicable Percentage shall not be subject to the adjustments provided in Sections 4, 5(B), 7(B) and 9 hereof; (iii) a Conversion Notice (as defined in
Section 3(b) below) pursuant to this Section 2(e) may only be given during the
Section 2(e) Valuation Period and such Conversion Notice and the conversion elected therein shall be conditioned upon and shall be effective only immediately prior to the consummation of such Clause (iii) Change of Control Transaction.

         3. Conversion. Subject to the restrictions on conversion of Series B Preferred Stock set forth in Section 3(a) hereof, each holder of the Series B Preferred Stock shall have the right, at any time and from time to time, to convert each share of Series B Preferred Stock into such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, par value $0.01 per share of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances (other than those created or suffered by such holder), as is determined by dividing (i) the Liquidation Preference times the number of shares of Series B Preferred Stock being converted (the "Conversion Amount") by (ii) the Conversion Price (determined as hereinafter provided) in effect on the Conversion Date (as defined below), on the following terms and conditions.

                  (a)      Conversion Restrictions.

                           (1)      Except as otherwise provided herein, each
holder of Series B Preferred Stock may only convert such number of Series B Preferred Stock owned by such holder as follows:

                  during calendar days 181 through 210 following the date of the first issuance of the shares of Series B Preferred Stock (the "Initial Issuance Date) 33% of the shares of Series B Preferred Stock owned by such holder;

                  during calendar days 211 through 240 following the Initial Issuance Date, 67% (on a cumulative basis) of the shares of Series B Preferred Stock owned by such holder; and


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                  at any time on or after the 241st calendar day following the
                  Initial Issuance Date, 100% of the shares of Series B Preferred Stock owned by such holder;

provided, that, if the aggregate Liquidation Preference of all outstanding Series A Preferred Stock is less than $10,000,000, the Corporation shall provide notice to the holders of Series B Preferred Stock of such event and each holder may then convert the number of Series B Preferred Stock owned by such holder as follows:

                  during calendar days 1 through 180 following the Initial Issuance Date, 20% of the shares of the Series B Preferred Stock owned by such holder;

                  during calendar days 181 through 210 following the Initial Issuance Date, 53% (on a cumulative basis) of the shares of the Series B Preferred Stock owned by such holder; and

                  during calendar days 211 through 241 following the Initial Issuance Date, 87% (on a cumulative basis) of the shares of the Series B Preferred Stock owned by such holder; and

                  at any time on or after the 241st calendar day following the Initial Issuance Date, 100% of the shares of Series B Preferred Stock owned by such holder.

                           (2)      Except as otherwise provided herein and in
addition to such number of Series B Preferred Stock that may be converted by such holder as set for in Section 3(a)(1) above, each holder may convert such additional number of Series B Preferred Stock owned by such holder (an "Early Conversion") as follows:

                  during calendar days 1 through 90 following the Initial Issuance Date, up to 10% of the shares of the Series B Preferred Stock owned by such holder; and

                  at any time on or after the 91st day following the Initial Issuance Date, up to the difference between 30% of the shares of Series B Stock owned by such holder minus the percentage of the shares of Series B Preferred Stock owned by such holder that had previously been converted on an Early Conversion basis;

provided, however, that for purposes of determining the number of Common Shares issuable upon an Early Conversion pursuant to this Section 3(a)(2) only, the Liquidation Preference shall be deemed to exclude any Accrued Dividends and the Conversion Price shall be deemed to be 104% times the lowest trading price (as defined below) during the Valuation Period (as defined below).


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                           (3)      In determining the percentage of stock any
holder is eligible to convert in any period, such holder shall be deemed to have converted the percentage of shares converted in such period by the transferor, if any, from whom such holder acquired its Series B Preferred Stock. The Corporation, upon notice to the holders of the Series B Preferred Stock, may elect to waive in whole or in part and permanently or temporarily, or lift to any extent, the conversion restrictions imposed on the Series B Preferred Stock pursuant to this Section 3(a) at any time to permit additional conversions of the Series B Preferred Stock.

                  (b) Mechanics of Conversion. To convert Series B Preferred Stock into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of Exhibit A hereto (which Conversion Notice may be given by facsimile). The date that such Conversion Notice is received by the Corporation (whether by facsimile or otherwise) shall be deemed to be the "Conversion Date." As soon as reasonably practicable after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the shares of Series B Preferred Stock being converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, provided that the Corporation shall at all times maintain an office or agency in New York City for such purposes. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the Series B Preferred Stock which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of shares of Series B Preferred Stock which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice; the Corporation shall effect such issuance by delivering certificates representing the appropriate number of Common Shares to the holder or its designee within three (3) trading days of the Conversion Date. In the alternative to physical delivery of certificates for Common Shares, if delivery of the Common Shares pursuant to any conversion hereunder may be effectuated by electronic book-entry through Depository Trust Company ("DTC"), then delivery of Common Shares pursuant to such conversion shall, if requested by such holder, be closed and settled on T+3 by book-entry transfer through DTC, and the Common Shares in connection with such conversion shall be deemed delivered by such book-entry transfer. The parties agree to coordinate with DTC to accomplish this objective. Conversion pursuant to this Section 3 shall be deemed to have been made immediately prior to the close of business on the Conversion Date, regardless of whether the Conversion Notice shall be delivered subsequent to the close of business on such date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

                  (c) Determination of Conversion Price. Each share of Preferred Stock shall be converted into the number of shares of Common Shares determined by dividing the Liquidation Preference thereof by the Conversion Price. The "Conversion Price" shall be equal to:


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         (100% minus the Applicable Percentage (as set forth below)) times the lowest trading price (as defined below) of the Common Stock during the four (4) (subject to adjustment as provided in Sections 4, 5(B), 7(B) and 9 hereof) consecutive "trading days" immediately preceding (but excluding) the applicable Conversion Date (the "Valuation Period").

                  The "Applicable Percentage" shall be as follows:

                  0% during calendar days 1 through 180 following the Initial Issuance Date; and

                  4% commencing with the 181 calendar day following the Initial Issuance Date.

         The Applicable Percentage shall be subject to adjustment as provided in Sections 4, 5(B), 7(B) and 9 hereof.

                           (i) The "lowest trading price" of the Common Stock on any trading day shall be (A) the lowest reported sale price of the Common Stock as reported in the consolidated transaction reporting system ("consolidated tape") if transactions in the Common Stock are included in the consolidated tape or (B) if the Common Stock is not included in the consolidated tape, the lowest reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not included in the consolidated tape and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price for the Common Stock as reported by National Quotation Bureau Incorporated or similar organization; provided that in the event that a holder of Series B Preferred Stock or any of its affiliates, or any Person acting in concert with any of them, was a party to the trade that resulted in such lowest reported sale price or lowest bid price, such trade shall not be recognized as to such holder and the lowest trading price with respect to any conversion of Series B Preferred Stock by such holder or its affiliates only, shall be the next higher lowest reported sale price or next higher lowest bid price resulting from a trade in which no such holder or any of its affiliates or any Person acting in concert with any of them was a party. If none of the foregoing provisions are applicable, the "lowest trading price" of the Common Stock on a trading day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected in good faith by the Board of Directors of the Corporation and reasonably acceptable to the holders of more than 50% of Series B Preferred Stock. The term "trading day" means (x) if the Common Stock is quoted on the Nasdaq National Market ("Nasdaq"), or listed on the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), a day on which there is trading on such market or exchange, (y) if the Common Stock is not quoted on Nasdaq or listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. Notwithstanding the foregoing, a day shall not be considered a trading day if (i) trading of the Common Stock was suspended during such day or (ii) no reported trades occur on such day.


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                           (ii)     In the event that during any period of
         consecutive trading days provided for above, an "ex-dividend" date with respect to any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock shall occur, or the Corporation shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

         In no event shall the Conversion Price be less than $0.01 per share.

                  (d) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or any other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Series B Preferred Stock at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

                  (e) Reservation of Common Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series B Preferred Stock, not less than the number of shares of its Common Stock necessary to effect the conversion of all outstanding Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite stockholder approval.

                  (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any shares of Series B Preferred Stock. All Common Shares (including fractions thereof) issuable upon conversion of shares of Series B Preferred Stock represented by more than one certificate held by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Share, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date.

                  (g)      Forced Conversion.

                           (1)      Subject to subsection (g)(2) below, each
share of Series B Preferred Stock which shall be outstanding on the Forced Conversion Date shall be automatically


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converted into Common Shares on such date pursuant to the provisions hereof, with such Forced Conversion Date deemed to be the Conversion Date. The "Forced Conversion Date" is the date which is the fifth (5th) anniversary of the Initial Issuance Date, provided that such Forced Conversion Date shall be extended by such number of days as is equal to 1.5 times the number of days (A) after the 120th day following the Initial Issuance Date during which the holders are unable but are required pursuant to the Securities Act of 1933, as amended (the "Act"), to deliver the Prospectus contained in the Registration Statement (as such term is defined in the Registration Rights Agreement) to offer and sell Common Shares; (B) there is not a sufficient amount of Common Shares available for conversion of all outstanding Series B Preferred Stock for which the Corporation has received duly executed conversion notices; (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Series B Preferred Stock; (D) the Corporation suspends the holder's right to convert the Series B Preferred Stock owned by such holder, in accordance with the terms of the Registration Rights Agreement in connection with certain public offerings of its Common Stock; (E) during which the holders are unable but are required pursuant to the Act to deliver the Prospectus contained in the Registration Statement to offer and sell Common Shares after the Registration Statement has become effective under the Act because there is any other suspension, restriction or limitation on the ability of holders of Series B Preferred Stock to so use the Prospectus to offer and sell Common Shares; provided, however, that in no event shall an extension of the Forced Conversion Date pursuant to this clause (E) extend beyond such time as there are no Registrable Securities (as defined in the Registration Rights Agreement); or (F) that any of the circumstances in Sections 5, 6 (provided that there are Registrable Securities and if so, without regard to the applicability of the Suspension Grace Period) or 7, to the extent not otherwise covered above, exist.

                           (2)      Notwithstanding the preceding subsection
(g)(1), Series B Preferred Stock shall not be automatically converted into Common Shares on the Forced Conversion Date unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion:

                  (A) no material default or breach exists, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Securities Purchase Agreement, the Registration Rights Agreement or this Certificate of Designations; and

                  (B) the Corporation and its direct and indirect subsidiaries on a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation has not been given, and is not required to give, notice of a Liquidation Event.

Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Series B Preferred Stock contained herein.

         (h)      Corporation Optional Redemption.

                  (1) The Corporation shall have the right to redeem all or part of the outstanding Series B Preferred Stock upon at least 10 trading days' prior written notice to holders of Series B Preferred Stock at a redemption price equal to 110% of the Liquidation Preference of such shares during calendar days 1 through 90 following the Initial Issuance Date; provided, however, that if the Corporation redeems less than all of the outstanding shares of Series B Preferred Stock, it shall do so on a pro-rata basis.

                  (2) In the event that shares of Common Stock of the Corporation are delisted from Nasdaq (unless immediately listed on the NYSE or the AMEX at any time following the Initial Issuance Date, the Corporation may, at any time during the first 30-day period following such delisting, purchase all of the outstanding shares of Series B Preferred Stock held by the holders of such stock at a purchase price equal to 120% of the Liquidation Preference (as of the date of purchase by the Corporation) of such Series B Preferred Stock; provided, however, that the Corporation shall deliver at least 10 trading days' prior written notice of its intention to so purchase the outstanding shares of Series B Preferred Stock.

                  (3) In the event that the Corporation fails or refuses to honor a conversion of Series B Preferred Stock in full, in accordance with their terms of this Certificate of Designations for any reason (including, without limitation, as a result of failure to have a sufficient number of shares of Common Stock available to satisfy the Corporation's obligations to any holder upon receipt of a Conversion Notice in accordance with the terms hereof), the Corporation may, at any time during the first 30-day period following such failure or refusal to honor a conversion in full, purchase all of the outstanding shares of Series B Preferred Stock held by such holder at a purchase price equal to 120% of the Liquidation Preference (as of the date of purchase by the Corporation) of such Series B Preferred Stock; provided, however, that the Corporation shall deliver at least 20 trading days' prior written notice of its intention to so purchase the outstanding shares of Series B Preferred Stock.

                  (4) In the event that the Corporation fails or refuses to pay when due any default payment in accordance with Section 8 hereof, the Corporation may, at any time during the first 30-day period following such failure or refusal to pay, purchase all of the outstanding shares of Series B Preferred Stock held by such holder at a purchase price equal to 120% of the Liquidation Preference (as of the date of purchase by the Corporation) of such Series B Preferred Stock; provided, however, that the Corporation shall deliver at least 10 trading days' prior written notice of its intention to so purchase the outstanding shares of Series B Preferred Stock.

                  (5) In the event that (1) trading in the Common Stock on Nasdaq or any principal national securities exchange on which the Common Stock is then traded is suspended for seven consecutive trading days or (2) the Registration Statement has not been declared effective by the 180th day following the Initial Issuance Date, the Corporation may, at any time during the first 30-day period following such suspension in trading or non-effectiveness of the Registration Statement, as the case may be, purchase all of the outstanding shares of Series B Preferred Stock held by the holders of such stock at a purchase price equal to 120% of the Liquidation Preference (as of the date of such purchase by the Corporation) of such Series B

Preferred Stock; provided, however, that the Corporation shall deliver at least 10 trading days' prior written notice of its intention to so purchase the outstanding shares of Series B Preferred Stock.

                           (6)      Upon either the notice of, or the
announcement of the Corporation's intent to engage in, a Change of Control Transaction (of the type set forth in clauses (i) and (ii) of the definition thereof), the Corporation shall, upon not less than 10 trading days notice, have the right, to redeem any or all of the shares of Series B Preferred Stock at a redemption price equal to 115% of the Liquidation Preference thereof or, in the case of such notice or announcement occurring at any time on or after [six month following the Closing Date], 1998, 125% of the Liquidation Preference thereof, which redemption, in the case of such Change of Control Transaction, shall be conditioned upon and shall be effective immediately prior to consummation of such Change of Control Transaction.

                  (i) Certificate of Conversion Price Adjustment. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 3 or Section 4 hereof.

                  (j) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Series B Preferred Stock shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

                  (k) Certain Mergers or Consolidations. In the event of a merger or consolidation of the Corporation with or into any other corporation or corporations pursuant to which (i) the Corporation is not the surviving entity in such merger or consolidation, (ii) the holders of Common Stock receive common stock (or similar securities) and/or non-common stock voting securities (the "Merger Consideration") in the surviving entity as part of the merger or consolidation and (iii) the merger or consolidation does not constitute a Change in Control Transaction, provisions shall be made in such merger or consolidation whereby each holder of outstanding shares of Series B Preferred Stock will receive in exchange for such shares preferred stock having substantially the same rights, privileges and preferences to the Series B Preferred Stock in the surviving entity convertible into the Merger Consideration. Unless required by Delaware law, the holders of Series B Preferred Stock shall have no right to vote in connection with the approval of such merger or consolidation. In addition, the exchange of the Series B Preferred Stock described in this Section 3(k) shall not be deemed to be an amendment to this Certificate of Designations or to the Certificate of Incorporation or By-Laws of the Corporation requiring the vote of the holders of the Series B Preferred Stock under Section 12 hereof.

         4. Adjustment of Applicable Percentage. The Corporation has agreed to file the Registration Statement as soon as practicable following the Initial Issuance Date and shall use its best efforts to cause such Registration Statement to become effective within 120 days from the

Initial Issuance Date. In the event that such Registration Statement has not been declared effective within 120 days from the Initial Issuance Date, then the Applicable Percentages shall be increased by 1.5% upon the commencement of the 30-day period ("Non-effective Period") from and after the 120th day following the Initial Issuance Date during any part of which such Registration Statement is not effective, and such Applicable Percentage shall be further increased by an additional 1.5% during and upon the commencement of each additional Non-effective Period thereafter to a maximum increase of 6%. Any such increase in the Applicable Percentages shall be permanent, regardless of whether the Registration Statement subsequently is declared effective.

         5. No Listing; Delisting of Common Stock. Subject to the preferential rights of holders of Series A Preferred Stock and any other class of capital stock of the Corporation ranking senior to the Series B Preferred
Stock:

                  (A) In the event that the Corporation fails, refuses or is unable to cause the Common Shares covered by the Registration Statement to be listed upon notice of issuance with Nasdaq or NYSE or AMEX on which the Common Stock is then traded at all times during the period ("Listing Period") from the 120th day following the Initial Issuance Date until the Forced Conversion Date then the Corporation shall pay to each holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Series B Preferred Stock held by such holder for each 30-day period (pro-rated for shorter periods) during the Listing Period from and after such failure, refusal or inability to so list upon notice of issuance the Common Shares until the Common Shares are so listed.

                  (B) In the event that shares of Common Stock of the Corporation are delisted from Nasdaq (unless immediately listed on NYSE or AMEX) at any time following the Initial Issuance Date, then the Series B Preferred Stock shall be convertible in full, notwithstanding the limitations set forth in Section 3(a) hereof, and holders of Series B Preferred Stock shall thereafter (i) in accordance with Section 1, be entitled to receive dividends at the rate of fifteen percent (15%) of the Liquidation Preference of each share of Series B Preferred Stock until such time as the Corporation shall have listed the Common Stock on Nasdaq or NYSE or AMEX, (ii) the Applicable Percentage with respect to all subsequent conversions of Series B Preferred Stock shall, immediately and permanently (notwithstanding any subsequent listing of the Common Stock on Nasdaq or NYSE or AMEX), be ten percent (10%), and
         (iii) the Valuation Period with respect to all subsequent conversions of Series B Preferred Stock shall be permanently increased to fifteen
         (15) consecutive trading days (notwithstanding any subsequent listing of the Common Stock on Nasdaq or NYSE or AMEX).

         6. Blackout Periods. During the period that holders with registration rights under the Registration Rights Agreement are required pursuant to the Act to deliver the Prospectus contained in the Registration Statement to offer and sell Common Shares if such holder's ability to sell Common Shares under the Registration Statement is suspended for more than (A) 10 consecutive trading days in any calendar year or 30 days in the aggregate during any calendar year

(pro-rated for calendar year 1997) (in each case other than as provided in clauses (B) and (C) below), including without limitation by reason of any suspension or stop order with respect to the Registration Statement or the fact that an event (other than an event covered in clauses (B) and (C) below) has occurred as a result of which the Prospectus (including any supplements thereto) included in such Registration Statement then in effect contains any untrue statement of material fact or omits to state any material fact required to be stated herein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, but other than in connection with a Permitted Public Offering (as hereinafter defined), (B) 60 consecutive days or 150 days in the aggregate during any calendar year (pro-rated for calendar year
1997) for so long as shares of Series B Preferred Stock are outstanding, in connection with one or more material acquisitions by the Corporation, which acquisitions require the Corporation to present the financial statements of the acquired business in accordance with Rule 3-05 of Regulation S-X under the Exchange Act, or pro forma financial information in accordance with Rule 11-01 of Regulation S-X under the Exchange Act which presentation requirement shall result in a holder's inability to use the Registration Statement to offer and sell Common Shares, or (C) 10 days prior to, and 30 days subsequent to the pricing of each Permitted Public Offering but not in excess of 80 days in the aggregate in any calendar year ("Suspension Grace Period"), then, subject to the preferential rights of holders of Series A Preferred Stock and any other class of capital stock of the Corporation ranking senior to the Series B Preferred Stock, the Corporation shall pay to each holder, a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Series B Preferred Stock held by such holder for each 30-day period (pro-rated for shorter periods) from and after the last day of the Suspension Grace Period until there are no further restrictions on the holders' ability to sell Common Shares. With respect to any single Permitted Public Offering, the Corporation may suspend the holder's right to convert the Series B Preferred Stock for a period of 10 days prior to, and 30 days subsequent to the pricing of a single Permitted Public Offering. A "Permitted Public Offering" shall mean a bona fide public offering of shares of Common Stock which raises gross proceeds of at least $25 million. The Corporation shall promptly notify the holders of the filing of a registration statement with respect to a Permitted Public Offering.

         7. Failure to Convert. In the event that the Corporation fails to honor a conversion of Series B Preferred Stock in full, in accordance with the terms of this Certificate of Designations for any reason (including without limitation as a result of failure to have a sufficient number of shares of Common Shares available to satisfy the Corporation's obligations to any holder upon receipt of a Conversion Notice in accordance with the terms hereof), then:

                  (A) the Corporation shall pay, in accordance with Section 8, to each holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Series B Preferred Stock sought to be converted held by such holder for each 30-day period (pro-rated for shorter periods) from and after the Conversion Date, that the Corporation fails or refuses to issue Common Shares in accordance with the terms hereof; and

                  (B) if on the 60th day after such failure, the Corporation shall not have been able to satisfy its obligations to a holder with respect to a Conversion Notice, then the Series B Preferred Stock shall be convertible in full, notwithstanding the limitations set forth in Section 3(a) hereof, and each holder of Series B Preferred Stock shall (i) in accordance with
         Section 1, be entitled to receive dividends at the rate at the rate of fifteen percent (15%) of the Liquidation Preference of each share of Series B Preferred Stock from and after the Conversion Date that the Corporation fails or refuses to issue Common Shares in accordance with the terms hereof until the Corporation is able to satisfy its obligations under all outstanding Conversion Notices, (ii) the Applicable Percentage with respect to all conversions of Series B Preferred Stock shall, immediately and permanently (notwithstanding any subsequent conversions by the Corporation) be ten percent (10%), and
         (iii) the Valuation Period with respect to all subsequent conversions of Series B Preferred Stock shall be permanently increased to fifteen
         (15) consecutive trading days (notwithstanding the Corporation's subsequent conversion of shares of Series B Preferred Stock in full, in accordance with their terms).

         8. Default Payments. Each default payment provided for in each of the foregoing Sections 5 through 7 shall be in addition to each other default payment; provided, however, that in no event shall the Corporation be obligated to pay to any holder default payments in an aggregate amount greater than three percent (3%) of the Liquidation Preference for the Series B Preferred Stock held by such holder for any 30-day period. All default payments required to be made in connection with the provisions of Sections 5 and 6 above shall be paid, subject to the preferential rights of holders of Series A Preferred Stock and any other class of capital stock of the Corporation ranking senior to the Series B Preferred Stock, in cash by the tenth (10th) day of each calendar month (which payments shall be pro rata on a per diem basis for any period of less than 30 days). Any default payment required to be made in connection with the provisions of Section 7 above, shall be made by adding the amount of such default payment to the Liquidation Preference of the shares of Series B Preferred Stock that were not converted. Default payments shall accrue on Series B Preferred Stock through the date such shares are purchased by the Corporation in accordance with the provisions of the Certificate of Designations. In the event that the Corporation fails or refuses to pay any default payment provided in Sections 5 and 6 when due, in cash, a holder may request at any time that the Corporation pay any defaulted payment amount by adding and including the amount of such default payment to the Liquidation Preference with respect to the Series B Preferred Stock sought to be converted instead of in cash as required by this
Section 8. If the payment of any such default payments in the form of cash are prohibited because of the prior payment of default payments to holders of Series A Preferred Stock or any other class of capital stock of the Corporation ranking senior to the Series B Preferred Stock or a lack of legally available funds, or are prohibited under any of the Corporation's material credit or loan agreements, indentures or other similar agreements, or if such default payments in the form of cash would, with the giving of notice or otherwise, cause the acceleration of any payments due under such agreements, then, in lieu of such default payments, an amount equal thereto shall be added to the Liquidation Preference and such failure to pay such default payments in cash shall not be deemed to be a default or a failure or refusal to pay such default payment under this Certificate of Designations.

         9.       Additional Events.

                  (A) In the event that the Corporation fails or refuses to pay, at any time, any default payment in accordance with Section 8 when due, then the Series B Preferred Stock shall be convertible in full, notwithstanding the limitations set forth in Section 3(a) hereof, and (i) each holder of Series B Preferred Stock shall be entitled to receive dividends, in accordance with
Section 1 at the rate at the rate of fifteen percent (15%) of the Liquidation Preference of each share of Series B Preferred Stock until such time as the Corporation makes all default payments in accordance with Section 8, (ii) the Applicable Percentage with respect to all subsequent conversions of Series B Preferred Stock shall, immediately and permanently (notwithstanding the Corporation's subsequent payment of default payments in accordance with Section
8) be ten percent (10%), and (iii) the Valuation Period with respect to all conversions of Series B Preferred Stock shall be permanently increased to fifteen (15) consecutive trading days (notwithstanding the Corporation's subsequent payment of default payments in accordance with Section 8).

                  (B) In addition to and without in any way limiting the foregoing, the Corporation agrees that in the event that (1) trading in the Common Stock on Nasdaq or NYSE or AMEX on which the Common Stock is then traded is suspended for 7 consecutive trading days, or (2) the Registration Statement has not been declared effective by the 180th day following the Initial Issuance Date, then, in each case, (i) the Series B Preferred Stock shall be convertible in full, notwithstanding the limitations set forth in Section 3(a) hereof, (ii) each holder of Series B Preferred Stock shall, in accordance with Section 1, be entitled to receive dividends at the rate at the rate of fifteen percent (15%) of the Liquidation Preference of each share of Series B Preferred Stock from and after such trading suspension event or such 180th day until such trading suspension has ceased or the Registration Statement has become effective, and
(iii) the Applicable Percentage with respect to all subsequent conversions of Series B Preferred Stock shall, immediately and permanently (notwithstanding the removal of any trading suspension with respect of the Common Stock or the subsequent effectiveness of the Registration Statement) be ten percent (10%), and (z) the Valuation Period with respect to all subsequent conversions of Series B Preferred Stock shall be permanently increased to fifteen (15) consecutive trading days (notwithstanding the removal of any trading suspension with respect of the Common Stock or the subsequent effectiveness of the Registration Statement).

         10. Surrender of Stock upon Redemption. One (1) trading day prior to any date set for the redemption of Series B Preferred Stock, each holder of shares of Series B Preferred Stock to be redeemed, unless the holder has exercised this right to convert the shares as provided in Section 3 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

         11. No Senior Equity Securities. Except for the Series A Preferred Stock, the Corporation shall not, as long as there is an aggregate amount in excess of 500 shares (as appropriately adjusted for any stock split or reverse stock split of the shares of Series B Preferred

Stock) of Series B Preferred Stock outstanding, issue any equity securities or any equity securities convertible into its Common Stock, which equity securities are senior to, or pari passu with, in respect of dividends, redemption or liquidation, the Series B Preferred Stock. Except as set forth in Section 6.16 of the Securities Purchase Agreement, dated as of April 9, 1997, by and among the Corporation and the Investors named therein, no Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. In addition, the Corporation shall not authorize for issuance any additional shares of Series A Preferred Stock.

         12. Voting Rights. Except as herein provided or as otherwise from time to time required by law, holders of Series B Preferred Stock shall have no voting rights. The affirmative vote of 75% in interest of the Corporation's outstanding Series B Preferred Stock shall be necessary for (i) any amendment of this Certificate of Designations, or (ii) any amendment to the Certificate of Incorporation or By-Laws of the Corporation that may adversely affect any of the rights, preferences, or privileges of the Series B Preferred Stock (including, without limitation, any such amendment that adversely affects the convertibility of the Series B Preferred Stock into Common Stock listed on Nasdaq or NYSE or
AMEX); provided, however, that holders of Series B Preferred Stock who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Series B Preferred Stock of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote. In the event the Corporation provides consideration to any holder in respect of the obtaining of such affirmative vote it shall provide such consideration to all holders of Series B Preferred Stock regardless of whether such holders provided such affirmative vote.

         13. Notices. The Corporation shall distribute to the holders of Series B Preferred Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

         14. Replacement Certificates. The certificate(s) representing the Series B Preferred Stock held by any holder of Series B Preferred Stock may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Series B Preferred Stock, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

         15. No Reissuance. Except as provided in Section 6.16 of the Securities Purchase Agreement, no Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

Signed on  September 15, 1997            By: /s/  Robert C. Patent
                                             ------------------------
                                             Name:  Robert C. Patent
                                             Title:  Executive Vice President

                                    EXHIBIT A

                            (To be Executed by Holder
                  in order to Convert Series B Preferred Stock)

                                CONVERSION NOTICE
                                       FOR
                    6% CONVERTIBLE PREFERRED STOCK, SERIES B

         The undersigned, as a holder ("Holder") of shares of 6% Convertible Preferred Stock, Series B ("Series B Preferred Stock") of Cityscape Financial Corp., (the "Corporation"), hereby irrevocably elects to convert _________ Series B Preferred Stock for shares ("Common Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Series B Preferred Stock as of the date written below. The undersigned hereby requests that share certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the holder of Series B Preferred Stock for any conversion.

Conversion Date: ___________________

Conversion Information:
                                             NAME OF HOLDER:

                                             _____________________
                                             By:  ________________
                                             Print Name:
                                             Print Title:

                                             Print Address of Holder:

                                             _____________________
                                             _____________________
                                             Issue Common Stock to:  __________
                                             at:  ____________________
                                             _____________________

              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Conversion pursuant to Section 2(e)          NO                YES

                                             (circle one, if none circled
                                             then it will be deemed NO)

Number of shares of Series B Preferred Stock converted:  _________ shares

Number of shares of Series B Preferred Stock converted x Liquidation Preference
         (Total dollar amount converted)                      $_________

The "low trading price"
         $__________

Date of "low trading price"                                   _________

Applicable Percentage as of Conversion Date                   ________%

Conversion Price                                              $________

Number of Common Shares = Total dollar amount converted /     $________
                          _____________________________
                          Conversion Price                    $________

         Number of Common Shares = _________

If the conversion is not being settled through DTC, please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):

_________________________________________________
_________________________________________________
_________________________________________________

If the Holder is receiving certificate(s) for Series B Preferred Stock upon the conversion, please issue and deliver ___ certificate(s) for Series B Preferred Stock in the following amounts:

_________________________________________________
_________________________________________________
_________________________________________________